Exhibit 99.1

CONTACTS: The Trout Group LLC Tricia Truehart (646) 378-2953 ttruehart@troutgroup.com

Rexahn Pharmaceuticals Announces the Appointment of Ely Benaim, M.D., as Chief Medical Officer

Rockville Maryland, February 4, 2015 - Rexahn Pharmaceuticals, Inc. (NYSE MKT: RNN), a clinical stage biopharmaceutical company developing best-in-class therapeutics for the treatment of cancer, today announced the appointment of  Ely Benaim, M.D. as Chief Medical Officer. In this role, Dr. Benaim will be responsible for leading Rexahn’s clinical development programs, and providing strategic and clinical guidance for the Company.

“2015 represents a transitional year for Rexahn, as we expect data from the on-going RX-3117 and Supinoxin™ Phase I dose escalation studies, as well as the completion of the safety component of the Archexin® Phase IIa trial. This year we plan to enter into clinical proof-of-concept trials for both RX-3117 and Supinoxin, and the efficacy component of Archexin’s Phase IIa trial in metastatic renal cell carcinoma. We believe that our clinical development programs will greatly benefit from Dr. Benaim’s proven leadership, experience and vision,” commented Peter D. Suzdak, Ph.D., Rexahn’s Chief Executive Officer.

“I am very pleased to be joining Rexahn at this key point in the Company’s development. Rexahn’s innovative approach to developing a new generation of cancer targeted therapeutics is impressive and I appreciate its focus on improving the lives of cancer patients, which is at the core of its strategy,” stated Dr. Benaim.

Dr. Benaim has more than 25 years of experience in healthcare including 15 years of clinical research experience in academia, government and pharmaceutical industry, as well as extensive experience in global regulatory affairs. Dr. Benaim was most recently Senior Vice President of Regulatory Affairs & Chief Medical Officer of Berg Pharma. Prior to joining Berg Pharma, Dr. Benaim was Global Clinical Development Leader at Millennium Pharmaceuticals Inc. /Takeda Pharmaceuticals Company where he oversaw global clinical development of the Aurora A kinase inhibitor program. Prior to joining Takeda in 2011, Dr. Benaim served as Vice President of Clinical Affairs for Sangamo BioSciences where he lead the development of zinc-fingers transcription factors cellular therapies in the areas of Cancer, Diabetes, Neurology, Cardiovascular and HIV. Before Sangamo, Dr. Benaim served at Amgen as Global Clinical Lead for clinical development across several drug development programs. Prior to Amgen he was a Senior Director, Oncology Clinical Development at Salmedix, Inc. / Cephalon Inc. (now Teva Pharmaceuticals) where he led the development of TREANDA® to a Phase 3 pivotal trial for lymphoma. Dr. Benaim received his M.D. from the Universidad Central de Venezuela, Caracas and completed his pediatric residency training at the University of South Florida. He completed fellowships in pediatric oncology and bone marrow transplantation at St. Jude's Children's Research Hospital, in Memphis, Tennessee. From 1997 to 2004, he was Assistant Professor in the Department of Pediatrics at the University of Tennessee and an Assistant Member to the Department of Hematology/Oncology. As a member of the Transplantation and Gene Therapy program he published several manuscripts on the areas of stem cell transplantation, immunology and gene therapy. Dr. Benaim also has a passion for global pediatric cancer awareness and care and has been awarded for his contributions in Latin America and the United States.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to developing best-in-class therapeutics for the treatment of cancer. Rexahn currently has three clinical stage oncology candidates, Archexin®, RX-3117 and SupinoxinTM (RX-5902) and a robust pipeline of preclinical compounds to treat multiple types of cancer. Rexahn has also developed proprietary drug discovery platform technologies in the areas of Nano-Polymer-Drug Conjugate Systems (NPDCS), nano-medicines, 3D-GOLD, and TIMES. For more information, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to cash flow requirements, future operations and products, enrollments in clinical trials, the path of clinical trials and development activities, and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the success and design of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.